Exhibit 3.2


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                           BISHOP CAPITAL CORPORATION

     Effective August 9, 2005 (the "effective Date") Article II shall be amended as follows:

                                   ARTICLE II
                                     CAPITAL

            The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 181,820 shares, of which 45,456 shares shall be shares of Preferred Stock, no par value per share and 136,364 shares shall be shares of Common Stock, $.01 par value per share.

     Simultaneously with the Effective date of this amendment (the `Effective Date'), each 110 shares of the Corporation's common stock, issued and outstanding immediately prior to the Effective Date (the `Old Common Stock') shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the `Reverse Stock Split'), into one share of the Corporation's outstanding common stock (the `New Common Stock'), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the `Old Certificates,' whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the `New Certificates,' whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive a cash payment in U.S. dollars $1.00 per pre-split whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's transfer agent determines that a holder of Old Certificates has not surrendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Date, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Amended Articles of Incorporation to the `Common Stock' shall, after the Effective Date, refer to the `New Common Stock'."

     (a) Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock, the establishment of different series of Preferred Stock, and variations in the relative rights and preferences as between different series shall be established in accordance with the Wyoming Business Corporation Act by the Board of Directors.

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     (b) Common Stock. The holders of Common Stock shall have and possess all rights as shareholders of the corporation, including such rights as may be granted elsewhere by these Articles of Incorporation, except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the Preferred Stock. Subject to preferential dividend rights, if any, of the holders of Preferred Stock, dividends upon the Common Stock may be declared by the Board of Directors and paid out of any funds legally available therefor at such times and in such amounts as the Board of Directors shall determine.


The Amendment was approved by the shareholders of the Corporation's Common Stock at a Special Meeting of Shareholders. The number of outstanding shares of common stock at the time of the Meeting was 969,127 and 649,856 shares were indisputably represented at the Meeting. The total number of votes cast for the Amendment was 544,318. The total number of votes cast against the Amendment was 104,712. The total number of shares that abstained from voting was 826.



     IN WITNESS WHEREOF, the undersigned certifies under penalty of perjury that the execution of this instrument is the undersigned's act and deed, that the undersigned has read these Articles of Incorporation and all attachments thereto and knows the contents thereof and the facts stated therein are true

Date: August 8, 2005




                                                /s/ Sherry L. Moore
                                                --------------------------------
                                                Sherry Moore, Secretary